Exhibit 99.1

Innovative Aerosystems Announces Acquisition of Aydin Displays, Strengthening Display Capabilities for Military Applications

EXTON, Pa. — July 21, 2026 — Innovative Aerosystems (NASDAQ: ISSC) today announced that it has acquired Aydin Displays, a leading developer and manufacturer of rugged display technologies serving defense, industrial, and other mission-critical aerospace applications, for $24.5 million in cash.

For more than 50 years, Aydin Displays has established a strong reputation for designing and manufacturing high-performance, ruggedized displays serving naval, ground, aerospace, and industrial applications for operations in demanding environments. Based in Birdsboro, PA, Aydin currently supports over 20 military platforms across more than 80 countries out of its vertically integrated manufacturing facility.

By combining Aydin's display expertise with Innovative Aerosystems' advanced avionics, flight management, autopilot, mission computing, and aircraft systems capabilities, the Company will further enhance its ability to deliver fully integrated cockpit and mission solutions to customers worldwide.

"This acquisition supports our long-term vision of delivering increasingly integrated aerospace systems that enhance safety, situational awareness, mission effectiveness, and lifecycle value," said Shahram Askarpour, CEO of Innovative Aerosystems. "Aydin Displays enhances our display technology capabilities, bringing us exceptional engineering talent, proven display technologies, and a respected product portfolio that aligns closely with our expanding family of aerospace solutions. We welcome the Aydin employees to Innovative Aerosystems and look forward to building on this opportunity together."

Financial and Transaction Overview

Innovative Aerosystems will acquire Aydin Displays for $24.5 million, funding the acquisition through a combination of cash on hand and borrowings under its existing credit facility.

Aydin is expected to generate calendar 2026 revenue of approximately $16 million.

As part of the acquisition, the Aydin Displays name will be retained and operations will continue at the existing facility, ensuring uninterrupted support for current programs while providing a strong foundation for future growth and investment. Employees will join the Innovative Aerosystems organization, which remains committed to supporting the existing workforce and investing in the people, technologies, and manufacturing capabilities that have contributed to Aydin Displays' success.

720 Pennsylvania Drive Exton Pennsylvania 19341 USA 610-646-9800 FAX 610-646-0146

Compelling Transaction Rationale

•	Strengthens display technology offerings. Aydin expands the Company’s display technology capabilities and offers the opportunity to expand commercial synergies through the integration of Aydin offerings into existing platforms and the ability to leverage Aydin’s deep customer relationships.
•	Expands military exposure to naval and ground. Aydin provides ruggedized displays for surface and sub-surface naval applications, military vehicle and ground operations, as well as specialized industrial applications.
•	Enhances U.S.-based manufacturing footprint. Aydin operates out of a 40,000 square foot facility based in Birdsboro, and reinforces the Company's position as one of the few U.S.-based aerospace manufacturers capable of designing, certifying, manufacturing, integrating, and supporting complete aircraft systems within a single organization.
•	Dedicated employee base expands engineering talent. Aydin supports its design and manufacturing capabilities with a base of approximately 50 employees. Similar to Innovative Aerosystems, Aydin was built on a strong engineering heritage and further expands the Company’s engineering talent.
•	Attractive growth profile. Aydin is strategically positioned to benefit from favorable spending trends in its key defense and industrial end markets.

ABOUT INNOVATIVE AEROSYSTEMS

Headquartered in Exton, Pa., Innovative Aerosystems is a U.S.-based company specializing in the engineering, manufacturing, and supply of advanced avionics solutions. Its extensive global product reach and customer base span commercial, business aviation, and military markets, serving both airframe manufacturers and aftermarket providers for fixed-wing and rotorcraft applications. IA offers advanced, cost-effective solutions while maintaining support for legacy product lines. The Company is positioned to leverage its experience to pursue growth opportunities in next-generation navigation systems, advanced flight deck and special mission displays, precision air data instrumentation, autothrottles, flight control computers, mission computers, and software-based situational awareness solutions supporting autonomous flight. Supported by a robust patent portfolio and the highest aircraft certification standards, IA is positioned to address the aerospace industry's demand for increasingly sophisticated and technologically advanced products. For more information, please visit us at www.iascorp.com.

720 Pennsylvania Drive Exton Pennsylvania 19341 USA 610-646-9800 FAX 610-646-0146

FORWARD-LOOKING STATEMENT DISCLAIMER

In addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In this press release, the words “anticipates,” “believes,” “may,” “will,” “estimates,” “continues,” “intends,” “forecasts,” “expects,” “plans,” “could,” “should,” “would,” “is likely,” “projected,” “might,” “potential,” “preliminary,” “provisionally,” “look forward,” and similar expressions, as they relate to the business or its management, are intended to identify forward-looking statements, although they are not the exclusive means of identifying such statements. All forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, statements regarding the expected benefits of the acquisition and the expected or projected revenue of the acquired business. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, and speak only as of the date on which they are made. Because forward-looking statements are subject to assumptions, risks, and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the Company’s ability to efficiently integrate the acquired business into its operations; a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the economic and business environments in which the Company operates. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and subsequent reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond management’s ability to control or predict. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements or to make any other forward-looking statements.

INVESTOR RELATIONS CONTACT

Paul Bartolai or Noel Ryan

ISSC@val-adv.com

Source: Innovative Aerosystems, Inc.

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720 Pennsylvania Drive Exton Pennsylvania 19341 USA 610-646-9800 FAX 610-646-0146